Exhibit 10.53

SFX Entertainment, Inc.

430 Park Avenue

New York, NY 10022

July 17, 2013

ID&T Holding B.V.

De Entrée 300

1101 EE Amsterdam

Attention: Duncan Stutterheim

Re: Amendment of Option Agreement

Dear Duncan,

This letter, when countersigned by ID&T Holding B.V. (“ID&T”), will hereby amend the Option Agreement, dated March 20, 2013 (the “Option Agreement”), between SFX Entertainment, Inc. (“SFX”) and ID&T, as follows:

(i)                                     in lieu of being required to Exercise the Option on or before the date that is 60 days after the date on which a Good Audit is delivered to SFX (or on the next succeeding business day if such date is not a business day), the Buyer is instead required to Exercise the Option on or before August 12, 2013;

(ii)                                  in lieu of being required to pay the Exercise Price (subject to adjustment as described in the Option Agreement) pursuant to the Definitive Documents on or before the date that is 60 days after the date on which a Good Audit is delivered to SFX (or on the next succeeding business day if such date is not a business day), the Buyer is instead required to pay the Exercise Price (subject to adjustment as described in the Option Agreement) pursuant to the Definitive Documents on or before the earlier of (A) August 12, 2013 and (B) the date on which a Qualified IPO is consummated; and

(iii)                               in lieu of being required to pay US$10,000,000 (the “Additional Cash Consideration”) pursuant to the Definitive Documents on or prior to the date that is 90 days after the delivery of delivery of the Good Audit, as contemplated in the section of the Option Agreement entitled “SFX’S RIGHT TO UNWIND,” the Buyer is instead required to pay the Additional Cash Consideration pursuant to the Definitive Documents on or before the earlier of (A) August 12, 2013 and (B) the date on which a Qualified IPO is consummated (and, in any event, no later than the date on which the Buyer pays the Exercise Price).

The parties shall cooperate to agree no later than 5 p.m. New York City time on July 22, 2013 (the “Adjustment Deadline”) on the adjustment to the Consideration that should be made based upon the Company’s consolidated indebtedness as of January 1, 2013 and the Company’s net current assets as of December 31, 2012 (the amount of such adjustment, the “Adjustment Amount”), consistent with and as further described in the first sub-paragraph under the definition of “Consideration” in the Option Agreement. If as of the Adjustment Deadline the

parties have not agreed upon the Adjustment Amount, then this letter will terminate as of the Adjustment Deadline and the amendments to the Option Agreement reflected in clauses (i) through (iii) of this letter will thereby not apply. The parties acknowledge and agree that SFX did not timely deliver a Non-Exercise Notice, and as such shall exercise the Option. Except as specified in this letter, the terms of the Option Agreement remain in full force and effect. Capitalized terms used and not defined in this letter have the respective meanings given to such terms in the Option Agreement. This letter forms a part of the Option Agreement and interpretation of this letter is governed by the provisions of the Option Agreement.

If you agree with the foregoing, kindly sign in the signature block below and return a copy to my attention.

Very Truly Yours,

SFX ENTERTAINMENT, INC.

		By:	/s/ Richard Rosenstein
Name: Richard Rosenstein
Title: Chief Financial Officer

Agreed:

ID&T HOLDING B.V.

By:	/s/ W. Timmerman
Name: W. Timmerman
Title:

By:	/s/ Duncan Stutterheim
Name: Duncan Stutterheim
Title: Director